Exhibit k.2.ii

February 25, 2022

State Street Bank and Trust Company

One Iron Street

Boston, MA 02111

Attention: Scott Shirrell, Vice President

Re: Calamos Global Convertible and Dynamic Income Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 8.6 (the additional portfolios provision) of the Master Services Agreement dated as of March 15, 2004, by and among each registered investment company party thereto and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Master Services Agreement”), the undersigned Fund hereby requests that your bank perform accounting and fund administration services for the New Portfolio under the terms of the Master Services Agreement.

In connection with such request the Fund: (i) confirms to you, as of the date hereof, its representations and warranties set forth in Section 4.2 of the Master Services Agreement; and (ii) for the avoidance of doubt, acknowledges and confirms to State Street that the letter agreement dated March 31, 2006 (“Third Side Letter”) by and among the Funds and State Street shall also apply to the New Portfolio and the undersigned Fund agrees to be bound by all of the terms and conditions of the Third Side Letter.

Attached as Appendix A hereto is a replacement of “Appendix A” to the Agreement, effective as of the date set forth below.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

CALAMOS GLOBAL CONVERTIBLE AND DYNAMIC INCOME TRUST

By:	/s/ Stephen Atkins
Name:	Stephen Atkins
Title:	Treasurer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Suzanne M. Hinckley
Name:	Suzanne M. Hinckley
Title:	Senior Vice President
Effective Date:	2/25/22

APPENDIX A

TO

MASTER SERVICES AGREEMENT

 MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

CALAMOS ADVISORS TRUST

Calamos Growth and Income Portfolio	36-7271106

CALAMOS ETF TRUST

CALAMOS INVESTMENT TRUST

Calamos Convertible Fund	36-3316238
Calamos Dividend Growth	46-2951829
Calamos Evolving World Growth Fund	26-2192228
Calamos Global Convertible	47-2271491
Calamos Global Equity Fund	20-8166626
Calamos Global Opportunities Fund	36-4088206
Calamos Global Sustainable Equities Fund	87-3159402
Calamos Growth and Income Fund	36-3575418
Calamos Growth Fund	36-3723359
Calamos Hedged Equity Fund	47-2255361
Calamos High Income Opportunities Fund	36-4307069
Calamos International Growth Fund	20-2395043
Calamos Market Neutral Income Fund	36-3723358
Calamos Phineus/Long Short Fund	47-5668954
Calamos Select Fund	22-3848966
Calamos Short-Term Bond Fund	83-0775729
Calamos Timpani Small Cap Growth Fund	83-3325222
Calamos Timpani SMID Growth Fund	83-4647954
Calamos Total Return Bond Fund	20-8872705

Calamos Strategic Total Return Fund	04-3785941
Calamos Convertible Opportunities and Income Fund	03 -0426532
Calamos Convertible and High Income Fund	02 -0683363
Calamos Global Total Return Fund	20-3377281
Calamos Global Dynamic Income Fund	20-8819776
Calamos Dynamic Convertible and Income Fund	47-1549409
Calamos Long/Short Equity & Dynamic Income Trust	82-2860404
Calamos Global Convertible and Dynamic Income Trust	87-4707449